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                                                                     Exhibit K.2

                      FUND ACCOUNTING SERVICING AGREEMENT

         THIS AGREEMENT is made and entered into as of this 1st day of May, 2003, by and between Calamos Convertible and High Income Fund, a Delaware statutory trust (the "Fund"), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

         WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company, which has elected to do business as a business development company;

         WHEREAS, USBFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

         WHEREAS, the Fund desires to retain USBFS to provide accounting services to the Fund.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       APPOINTMENT OF USBFS AS FUND ACCOUNTANT

         The Fund hereby appoints USBFS as fund accountant of the Fund on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.       SERVICES AND DUTIES OF USBFS

         USBFS shall provide the following fund accounting services for the Funds, including but not limited to:

         A.       Portfolio Accounting Services:

                  (1) Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund.

                  (2) For each valuation date, obtain prices from a pricing source approved by the Board of Trustees of the Fund (the "Board of Trustees" or the "Trustees") and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees, or a designee thereof, shall provide, in good faith, the fair value for such securities.

                  (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

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                  (4)      Determine gain/loss on security sales and identify
                           them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

         B.       Expense Accrual and Payment Services:

                  (1) For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

                  (2) Record payments for expenses upon receipt of written authorization from the Fund.

                  (3) Account for expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Fund.

                  (4)      Provide expense accrual and payment reporting.

         C.       Fund Valuation and Financial Reporting Services:

                  (1) Account for Fund share repurchases, tenders, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund's transfer agent on a timely basis.

                  (2) Apply equalization accounting as directed by the Fund.

                  (3) Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

                  (4) Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

                  (5) Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's Prospectus or other operative documents.

                  (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

                  (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.



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                  (8)      Prepare monthly reports that document the adequacy of
                           accounting detail to support month-end ledger balances.

         D.       Tax Accounting Services:

                  (1) Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for IRS-defined regulated investment companies.

                  (2) Maintain tax lot detail for the Fund's investment portfolio.

                  (3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

                  (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the Fund's transfer agent to support tax reporting to the shareholders.

         E.       Compliance Control Services:

                  (1) Support reporting to regulatory bodies and support financial statement preparation by making the Fund's accounting records available to the Fund, the Securities and Exchange Commission (the "SEC"), and the outside auditors.

                  (2) Maintain accounting records according to the 1940 Act and regulations provided thereunder.

         F. USBFS will perform the following accounting functions on a daily basis:

                  (1) Reconcile cash and investment balances of the Fund with the Fund's custodian, and provide the Fund with the beginning cash balance available for investment purposes.

                  (2) Transmit or mail a copy of the portfolio valuation to the Fund.

                  (3) Review the impact of current day's activity on a per share basis, and review changes in market value.

         G.       In addition, USBFS will:

                  (1)      Prepare monthly security transactions listings.


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                  (2)      Supply various statistical data as requested by the
                           Fund on an ongoing basis.

                  (3) Prepare monthly a reconciliation between the Fund's cash portfolio as held on USBFS's accounting records and the Fund's internal records.

3.       PRICING OF SECURITIES

         For each valuation date, USBFS shall obtain prices from a pricing source selected by USBFS but approved by the Board of Trustees and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Board of Trustees shall provide, in good faith, the fair value for such securities.

         If the Fund desires to provide a price that varies from the pricing source, the Fund shall promptly notify and supply USBFS with the valuation of any such security on each valuation date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

4.       CHANGES IN ACCOUNTING PROCEDURES

         Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written receipt by USBFS.

5.       CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC.

         USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Fund under this Agreement.

6.       COMPENSATION

         USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). The Fund shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date.



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         Notwithstanding anything to the contrary, amounts owed by the Fund to
         USBFS shall only be paid out of the assets and property of the particular Fund involved.

7.       INDEMNIFICATION; LIMITATION OF LIABILITY

         A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, (i) in accordance with the standard of care set forth herein, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Fund, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Trustees, except for any and all claims, demands, losses, expenses, and liabilities arising directly or indirectly out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement.

                  USBFS shall indemnify and hold the Fund, its officers, trustees and employees harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising directly or indirectly out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

                  In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate


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                  equipment is available. Representatives of the Fund shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

                  Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification with counsel reasonably satisfactory to indemnitee unless the legal rights and defenses available to indemnitor and indemnitee present a conflict for joint counsel. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent; provided however, that the indemnitor shall not settle a claim that results in any admission of wrongdoing by indemnitee without indemnitee's prior written consent.

8.       PROPRIETARY AND CONFIDENTIAL INFORMATION

         USBFS agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders) including all shareholder trading information, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. USBFS acknowledges that it may come into possession of material nonpublic information with respect to the Fund and confirms that it has in place effective procedures to prevent the use of such information in violation of applicable insider trading laws.

         Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the


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         "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Fund's shareholders to any third party unless specifically directed by the Fund or allowed under one of the exceptions noted under the Act.

9.       TERM OF AGREEMENT; AMENDMENT

         This Agreement shall become effective as of the date hereof and unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties. The representations of FMFS contained in
         Section 8 shall survive the termination of this Agreement.

10.      RECORDS

         USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund on and in accordance with its request. USBFS agrees to provide any records necessary to the Fund to comply with the Fund's disclosure controls and procedures adopted in accordance with the Sarbanes-Oxley Act. Without limiting the generality of the foregoing, the USBFS shall cooperate with the Fund and assist the Fund as necessary by providing information to enable the appropriate officers of the Fund to execute any required certifications.


11.      GOVERNING LAW

         This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

12.      DUTIES IN THE EVENT OF TERMINATION

         In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Fund by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Fund, transfer to such



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         successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBFS has maintained the same, the Fund shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records and other data by such successor.

13.      NO AGENCY RELATIONSHIP

         Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

14.      DATA NECESSARY TO PERFORM SERVICES

         The Fund or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Fund, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

15.      NOTIFICATION OF ERROR

         The Fund will notify USBFS of any discrepancy between USBFS and the Fund, including, but not limited to, failing to account for a security position in the Fund's portfolio, by the later of: within five (5) business days after receipt of any reports rendered by USBFS to the Fund; within five (5) business days after discovery of any error or omission not covered in the balancing or control procedure, or within five (5) business days of receiving notice from any shareholder.

16.      ASSIGNMENT

         This Agreement may not be assigned by either party without the prior written consent of the other party.




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17.      NOTICES

         Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or upon delivery after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

           Notice to USBFS shall be sent to:

                  U.S. Bancorp Fund Services, LLC
                  615 East Michigan Street
                  Milwaukee, WI  53202

         and notice to the Fund shall be sent to:

                  Calamos Convertible and High Income Fund
                  111 East Warrenville Road,
                  Naperville, IL  60563-1493


18.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral.



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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

CALAMOS CONVERTIBLE AND HIGH INCOME FUND    U.S. BANCORP FUND SERVICES, LLC


By:   /s/ Rhowena Blank    By: /s/ Joe D. Redwine
      -----------------        ------------------
          Rhowena Blank            Joe D. Redwine

Title:  Treasurer                           Title:  President








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                                    EXHIBIT A
                                     TO THE
                       FUND ACCOUNTING SERVICING AGREEMENT

                               ANNUAL FEE SCHEDULE

                            CALAMOS INVESTMENT TRUST
                             CALAMOS ADVISORS TRUST
                    CALAMOS CONVERTIBLE AND HIGH INCOME FUND

                       FUND ACCOUNTING SERVICING AGREEMENT


1.(a)  FUND ACCOUNTING ANNUAL SERVICE FEE BASED UPON COMBINED ASSETS

First $2.5 billion - $750,000
Next $2.5 billion - 2 basis points
Next $2.5 billion - 1 basis point
Next $2.5 billion - .75 basis point
Above $10 billion - .5 basis point

Plus out-of-pocket expenses, including pricing service:
                        Domestic and Canadian Equities      $.15
                        Options                             $.15
                        Corp/Gov/Agency Bonds               $.50
                        CMO's                               $.80
                        International Equities and Bonds    $.50
                        Municipal Bonds                     $.80
                        Money Market Instruments            $.80
                        Mutual Funds                        $125 / fund/ month

Factor Services (BondBuyer)
                        Per CMO                             $1.50 / month
                        Per Mortgage Backed                 $0.25 / month
                        Minimum                             $300 / month

      ADDITIONAL FUND ACCOUNTING SERVICES

      o Morningstar/Lipper quarterly portfolio reporting, monthly NAV reporting

      o Alternative verification of corporate actions for preferred securities and private placements

      o Comparison of manual prices (provided by Calamos) to pricing vendor quotations

1.(b)  PERFORMANCE DELIVERY SERVICES

      o     NAV data delivery services

      o     Pre-tax monthly performance calculations (pre- and post-liquidation)

      o Post-tax monthly performance calculations (pre- and post-liquidation)

      o     Reporting and benchmark comparisons

      Performance Delivery Service Fee

      $300 per class per month
      Setup - $1,000 per fund - includes loading all NAV and distribution history since inception of each class, reconciling performance calculations with current provider


2.  FINANCIAL ACCOUNTING SERVICES

      o     Fund expense management

      o     Fund expense payment processing

      o     Expense accrual monitoring, analysis and modifications

      o     Expense reimbursement, management fee waiver coordination

      o     1099 MISC for the Board members and service providers

      o SEC yield calculations (Convertible, Convertible G&I, Market Neutral, High Yield Fund, Global Convertible, Convertible Portfolio)

      o Deferred compensation plan - monitor the deferred comp plan (subject receipt of direction from Calamos Asset Management and/or the trustee/director)

      o Calculation of quarterly net investment income distributions and annual long term capital gain distributions (both regular and excise tax distributions)

      o     Year-end dividend disclosure information

      o Calculate, track and report tax adjustments on all Contingent Debt Obligations

      o Calculate, track and report tax adjustments on all Trust Preferred Obligations

      o     Prepare final excise and fiscal distribution schedules

      o Prepare tax footnote information required for financial statements (i.e., post October loss deferral, capital loss carryforwards, distributable earnings, tax cost of investments and ROCSOP adjustments)

      o     Prepare all state and federal tax returns

      o     Daily review of restricted security status (144A vs registered)

      o Specialized calculation of amortization on convertible securities for financial statements

      Financial Accounting Annual Service Fee Based Upon Combined Assets

      2.0 basis points on the first $1 billion of combined assets
      1.50 basis points on the next $1 billion of combined assets
      1.25 basis points on the balance of combined assets

Fees and out-of-pocket expenses are billed to the fund monthly

Extraordinary services - quoted separately